EXHIBIT 99.1

Pine Tree Acquisition Corp. Announces Closing of Partial Exercise of Over-Allotment Option from Initial Public Offering

NEW YORK, October 15, 2026 (ACCESS NEWSWIRE)—Pine Tree Acquisition Corp. (the “Company”) announced today that it completed the sale of an additional 600,000 units pursuant to the partial exercise of the over-allotment option granted to Maxim Group LLC, as underwriter and sole book-running manager in the Company’s initial public offering, at $10.00 per unit. The sale of the units resulted in gross proceeds to the Company of $6,000,000.

The Company’s units are listed on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “PAXGU.” Each unit consists of one Class A ordinary share and one right entitling its holder to receive three-fourths (3/4) of one Class A ordinary share upon the Company’s consummation of an initial business combination, subject to adjustment. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on Nasdaq under the symbols “PAXG” and “PAXGR,” respectively.

The Company is a Cayman exempt company, formed as a blank check company for the purpose of entering into a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company is led by its Chairman of the Board and Chief Executive Officer, Wei Qian.

Of the net proceeds received from the initial public offering (including from the partial exercise of the over-allotment option) and a simultaneous private placement of units, an aggregate of $106,000,000 was placed in trust.

Maxim Group LLC acted as the lead book-running manager for the offering. The Company had granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial offering price to cover over-allotments, if any. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Syndicate Department, by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

A registration statement on Form S-1 relating to these securities (SEC File No. 333-292289) was filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on October 5, 2026. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” No assurance can be given that the net proceeds of the offering will be used as indicated in the prospectus. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Wei Qian, CEO

ir@pinetreeacq.com